EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-172822, No. 333-176737, No. 333-111142 and No. 333-14947) on Form S-8 of NCI Building Systems, Inc. and Affiliates of our report dated June 22, 2012, relating to the 2011 and 2010 financial statements of NCI 401(k) Profit Sharing Plan, which appears in this Form 11-K.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas

June 22, 2012